UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 22, 2005

Hana Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50782	84-1588441
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	400 Oyster Point Blvd., Ste. 215, South San Francisco, CA	94080
	(Address of principal executive offices )	(Zip Code)

(650) 588-6404
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On April 22, 2005, Hana Biosciences, Inc. (the “Company”) sold 3,849,472 shares (the “Shares”) of its common stock at a price of $1.28 per share resulting in gross proceeds of approximately $4.93 million. In addition to the shares of common stock, the investors also received 5-year warrants (the “Warrants”) to purchase an aggregate of 1,154,826 shares at an exercise price of $1.57 per share. In connection with the private placement, the Company paid an aggregate of approximately $315,000 in commissions to placement agents and issued 5-year warrants to purchase an aggregate of 344,159 shares of common stock at a price of $1.57 per share.

The common shares and warrants were sold to forty-one investors, each of which the Company reasonably believes is an “accredited investor,” as defined under Rule 502 of the Securities Act of 1933, as amended (the “Securities Act”), and no means of general solicitation or advertising was used in connection with the offering. Accordingly, the Company relied on the exemptions from the registration requirements of the Securities Act provided by Section 4(2) and Rule 506.

In connection with the private placement, the Company agreed to file, within 30 days of the closing, a registration statement under the Securities Act covering the resale of the Shares and the shares issuable upon exercise of the Warrants. The Company further agreed to cause such registration statement to be declared effective by the Commission within 120 days following the closing. In the event the Company fails to meet such 30-day or 120-day deadlines, it is required to pay to each investor a cash penalty of 2 percent of the amount of such investor’s investment for each 30-day period (or portion thereof) in which the Company is not in compliance with its registration obligations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANA BIOSCIENCES, INC.

Date: April 28, 2005	By:	/s/ Russell L. Skibsted
Russell L. Skibsted
Chief Financial Officer